Exhibit 99.1
                            CERTIFICATE OF AMENDMENT
                            ARTICLES OF INCORPORATION
                              PACIFIC STATE BANCORP
                            a California corporation

     Steven A. Rosso and Jo Anne Roberts certify that:

     1. They are the president and chief financial officer, respectively of Pacific State Bancor,. a California corporation.

     2. Article IV of the Articles of Incorporation of this corporation is amended to read:

The corporation is authorized to issue two classes of shares designated "Common Stock" and "Preferred Stock," respectively. The number of shares of Common Stock authorized to be issued is Twenty-Four Million (24,000,000) and the number of shares of Preferred Stock authorized to be issued is Two Million (2,000,000). The Preferred Stock may be divided into such number of series as the Board of Directors may determine. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon the Preferred Stock or any series thereof with respect to any wholly unissued class or series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock, and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

Upon amendment of this Article IV to read as set forth above, each outstanding share of Common Stock is divided into two (2) shares of Common Stock.

     3. The amendment herein set forth has been duly approved by the board of directors in accordance with section 902(c) of the General Corporation Law. The corporation has only one class of shares outstanding, Common Stock, and the amendment effects only a split of the outstanding Common Stock.

         /s/ STEVEN A. ROSSO                    /s/ JO ANNE ROBERTS
         ----------------------------           ------------------------------
         Steven A. Rosso                        Jo Anne Roberts
         President                              Chief Financial Officer

          Each of the undersigned declares under penalty of perjury that he or she has read the foregoing certificate and knows the contents thereof and that the same is true of his or her own knowledge. Executed at Stockton, California, on September 17, 2004.

         /s/ STEVEN A. ROSSO                    /s/ JO ANNE ROBERTS
         ----------------------------           ------------------------------
         Steven A. Rosso                        Jo Anne Roberts